Exhibit 99.2

September 11, 2012 - 9:01 AM EDT

CiG Wireless Announces Closing of Credit Facility With Macquarie Bank Limited of Up to $150 Million Dollars

ATLANTA, Sept. 11, 2012 (GLOBE NEWSWIRE) -- CiG Wireless Corp. (OTCBB:CIGW), a leading independent owner and operator of wireless communications infrastructure in the United States, today announced it has closed a new multi-draw term loan credit facility with Macquarie Bank Limited ("Macquarie") for up to a total of $150 million.

"This new debt facility is a major step in our overall strategic business plan and the structure of this facility provides us with a high degree of flexibility to respond to opportunities," said CiG Wireless President and CEO Paul McGinn. "Having cemented into place this cornerstone financing, we can now focus on growth through acquisitions and self-developed communications towers across the United States."

Macquarie Corporate & Asset Finance Lending provides innovative and tailored lending solutions to clients globally using Macquarie's balance sheet capital. The firm is active in providing commitments on a hold-to-maturity basis and has expertise in a range of industries, including the telecommunications, media and technology sectors.

About CiG Wireless Corp.

CiG Wireless Corp. (www.cigwireless.com) is a leading independent owner and operator of wireless communications infrastructure in the United States. The primary focus of the Company is leasing antenna space on its multi-tenant towers and rooftops to a variety of wireless service providers under long-term lease contracts.

The CIG Wireless Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=11612

Forward-Looking Statements

This press release may contain "forward-looking statements" as defined in the U.S. Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual results may differ materially from those expressed in any forward-looking statements as a result of various factors and uncertainties.  The Company cannot provide assurances that any prospective matters described in the press release will be successfully completed or that the Company will realize the anticipated benefits of any proposed acquisitions.  Various risk factors that may affect our business, results of operations and financial condition are detailed from time to time in the Annual Report on Form 10-K and in the Current Reports on Form 8-K and other filings made by the Company with the U.S. Securities & Exchange Commission.  The Company undertakes no obligation to update information contained in this release.

CONTACT: Charles Messman or Todd Kehrli
MKR Group Inc., Investor Relations
323-468-2300
cigw@mkr-group.com

CiG Wireless Corp., Corporate Communications
Patrick Finucane
678-332-5010
pfinucane@cigwireless.com

Source: Globe Newswire (September 11, 2012 - 9:01 AM EDT)

News by QuoteMedia